Exhibit 5.1

Potter Anderson & Corroon LLP
1313 N. Market Street, 6th Floor
Wilmington, DE 19801-6108
302.984.6000
potteranderson.com
September 13, 2024
Owlet, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
Re:    Registration Statement of Owlet, Inc. on Form S-3
Ladies and Gentlemen:
We have acted as special Delaware counsel to Owlet, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed on August 14, 2024 by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), registering up $100,000,000 in the aggregate of any combination of the following securities: (i) shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”); (iii) warrants to purchase shares of Common Stock or Preferred Stock; (iv) purchase contracts for the purchase or sale of equity securities issued by the Company; and/or (v) units of the Company consisting of any combination of the other type of securities listed in (i) through (iv) above, including the prospectus, dated August 23, 2024 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Shares (as defined below), filed on September 12, 2024 by the Company with the Commission under the Act (together with the Base Prospectus, the “Prospectus”). We understand that up to 3,135,136 shares of Common Stock (the “Shares”) are to be sold to the Underwriter (as defined in the Underwriting Agreement (as defined below)) for resale to the public as described in the Prospectus and pursuant to the Underwriting Agreement, dated September 11, 2024, by and between the Company and the Underwriter (the “Underwriting Agreement”).

Owlet, Inc.
September 13, 2024

For the purpose of rendering our opinion as stated herein, we have conducted no independent factual investigation of our own, and have examined only the following documents:
(i) the Second Amended and Restated Certificate of Incorporation of the Company (f/k/a Sandbridge Acquisition Corporation), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 15, 2021, which became effective on the same (the “Second A&R Charter”), as amended by that certain State of Delaware Certificate of Change of Registered Agent And/Or Registered Office, as filed with the Secretary of State on November 3, 2022, which became effective on the same, and as further amended by the Certificate of Designation of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State on February 17, 2023, which became effective on the same, and as further amended by the Certificate of Amendment to Second A&R Charter, as filed with the Secretary of State on July 7, 2023, which became effective on the same, and as further amended by the Certificate of Designation of Series B Convertible Preferred Stock of the Company, as filed with the Secretary of State on February 29, 2024, which became effective on the same;
(ii) the Amended and Restated Bylaws of the Company, which constitute the bylaws of the Company currently in effect;
(iii) the Registration Statement and the Prospectus;
(iv) the resolutions of the Board of Directors of the Company (the “Board”), adopted at a meeting of the Board held on February 12, 2021, pursuant to which the Board, among other things, approved and declared advisable the Second A&R Charter;
(v) the Certificate Regarding Shareholder Vote, dated July 14, 2021 and executed by the Chief Executive Officer of the Company, and Annex A attached thereto (Report of Inspector of Election);
(vi) Proxy Statement for Special Meeting of Sandbridge Acquisition Corporation and Prospectus for 44,116,721 Shares of Class A Common Stock of Sandbridge Acquisition Corporation (Registration No. 333-254888), filed by the Company with the Commission under the Act;
(vii) the Action by Unanimous Written Consent of the Board, effective April 26, 2023, pursuant to which the Board, among other things, adopted, approved and declared advisable eleven alternative amendments to the Second A&R Charter that would effect, among other things, a range of reverse stock splits, including a reverse stock split whereby each 14 shares of Common Stock, issued and outstanding immediately prior to July 7, 2023 at 5:00 p.m. Eastern Time (the “Effective Time”), would be reclassified, combined and reconstituted into one share of Common Stock at the Effective Time (such reverse stock split, the “Reverse Split” and such reverse stock split amendments, the “Reverse Stock Split Amendments”);
(viii) the Action by Unanimous Written Consent of the Board, effective June 26, 2023, pursuant to which, among other things, the Board abandoned all of the Reverse Stock Split Amendments, other than the amendments set forth in the certificate of amendment to

Owlet, Inc.
September 13, 2024

the Second A&R Charter providing for, among other things, the Reverse Split (the “Certificate of Amendment”), and authorized the officers of the Company to prepare and file the Certificate of Amendment;
(ix) the Certificate & Final Report of the Inspector of Election, dated July 3, 2023, for the 2023 Annual Meeting of the Stockholders of the Company held on June 23, 2023;
(x) the Action by Unanimous Written Consent of the Board, effective August 14, 2024, pursuant to which, among other things, the Board established a pricing committee of the Board (the “Pricing Committee”);
(xi) the Underwriting Agreement;
            (xii) Minutes of a Telephonic Meeting of the Pricing Committee held on September 11, 2024, which includes resolutions of the Pricing Committee, adopted at such meeting, pursuant to which the Pricing Committee, among other things, (i) approved the final form of Underwriting Agreement and (ii) authorized the issuance and sale of the Shares to the Underwriter pursuant to the Underwriting Agreement and at the price set forth in those resolutions;

(xiii) the Action by Unanimous Written Consent of the Pricing Committee, effective September 12, 2024, pursuant to which, among other things, the Pricing Committee supplemented the resolutions adopted by the Pricing Committee on September 11, 2024;
(xiv) a certificate of an officer of the Company, dated September 13, 2024 (the “Officer’s Certificate”); and
(xv) a Certificate of Good Standing with respect to the Company, dated September 12, 2024, obtained from the Secretary of State.
For purposes of this opinion letter, we have not reviewed any documents, agreements or records other than the documents, agreements or records listed in (i) through (xv) above. In particular, we have not reviewed, and express no opinion on, any document, agreement or record (other than the documents, agreements or records listed in (i) through (xv) above) that is referred to or incorporated by reference into, the documents, agreements or records reviewed by us (unless otherwise listed in (i) through (xv) above). We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinion stated herein.
As to certain factual matters, we have relied upon the Officer’s Certificate and have not sought to independently verify such matters.
Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of

Owlet, Inc.
September 13, 2024

the opinion that upon the issuance and delivery of the Shares pursuant to and in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.
The opinion expressed herein is subject in all respects to the following assumptions, limitations, and qualifications:
(i)    Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, blue sky laws, antitrust laws, insurance laws, tax laws, and regulations of stock exchanges or of any other regulatory body.
(ii)     We have assumed that each of the parties to each of the documents examined by us is duly organized, incorporated, or formed, is validly existing, and, if applicable, is in good standing under the laws of its respective jurisdiction of organization, incorporation or formation. In addition, we have assumed that each of the parties (exclusive of the Company) to each of the documents examined by us has all requisite legal capacity, power, authority, and legal right to execute, deliver, and perform its obligations under each such document to which it is a party. We have also assumed that the execution, delivery and performance of each of the documents examined by us has been duly authorized by each of the parties thereto (exclusive of the Company), and has been duly executed and delivered by each of the parties thereto in the form submitted for our review. We have also assumed that the due authorization, execution and delivery of each document examined by us by each of the parties thereto, the performance by each of such parties of their respective obligations thereunder, and the consummation of the transactions contemplated thereby, does not result in the breach of the terms of, and does not (a) result in a breach of the terms of, and does not contravene the constituent documents or any law, rule, or regulation applicable to, any such party thereto (exclusive of, with respect to the Company only, the Company’s constituent documents and any law, rule or regulation of the State of Delaware applicable to the Company), (b) result in a breach of the terms of, and does not contravene, any contractual restriction binding upon any such party thereto, or (c) require under any law, statute, rule, or regulation applicable to any party thereto any registration or filing with, or any authorization, consent or approval of, any governmental authority (other than the filing of the Registration Statement with the Commission, which you have advised us is required by the Act).
(iii)    We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) the genuineness of all signatures on all documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the accuracy and completeness of all documents examined by us, (e) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (f) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not

Owlet, Inc.
September 13, 2024

otherwise been revoked since the time of their adoption and remain in full force and effect through and including the closing of the sale of the Shares to the Underwriter pursuant to the terms of the Underwriting Agreement.
(iv)     We have assumed that, upon the issuance of the Shares, the Shares will be duly registered on the Company’s stock ledger and that the Shares will be uncertificated.
(v)    We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company issues the Shares.
(vi)    The opinion set forth herein is subject to and may be limited by (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code and the Delaware insolvency statutes, (b) principles of equity including, without limitation, concepts of materiality, good faith, fair dealing, conscionability and reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) applicable law relating to fiduciary duties, (d) public policy limitations with respect to exculpation, contribution, indemnity and advancement provisions, (e) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right other than, as a matter of state law in the state courts of the State of Delaware, the right to a trial by jury, (f) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (g) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (h) the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable and (i) the qualification that provisions requiring the payment of attorneys’ fees may be limited.
(vii)    We express no opinion as to the Uniform Commercial Code (including the Delaware Uniform Commercial Code, 6 Del. C. § 1-101 et seq., in effect on the date hereof) or as to whether any filings may be required thereunder in connection with any of the documents examined by us.
(viii)    The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of the DGCL as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.
We hereby consent to your filing this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus under the caption “Legal Matters.” We understand that Continental Stock Transfer &

Owlet, Inc.
September 13, 2024

Trust Company, the Company’s transfer agent, will rely on this opinion letter in connection with issuance of the Shares, and we consent to such reliance.  Except as stated in this paragraph, this opinion is rendered solely for your benefit in connection with the filing of the Prospectus and, except as provided in this paragraph, may not, without our prior written consent, be furnished or quoted to any other person or entity. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Potter Anderson & Corroon LLP